Exhibit 99.1

Cray Media:	Investors:
Nick Davis 206/701-2123 pr@cray.com	Paul Hiemstra 206/701-2044 ir@cray.com
CRAY INC. REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
Company Shipping New Supercomputer and Maintains Guidance for 2010 Revenue Growth and Profitability
Seattle, WA — August 5, 2010 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the second quarter ended June 30, 2010. Revenue for the quarter was $28.7 million compared to $62.7 million in the prior year period. The company reported a net loss for the quarter of ($6.6 million) or ($0.19) per share compared to net income of $3.4 million or $0.10 per share in the second quarter of 2009.
Total gross profit margin for the second quarter was 39 percent, compared to 45 percent in the second quarter of 2009. Product margin in the second quarter of 2010 was 50 percent, which was unusually high on low volume. The second quarter 2010 service margin of 34 percent was negatively impacted by a delayed custom engineering contract.
Operating expenses in the second quarter of 2010 declined to $17.6 million compared to $24.0 million in the prior year period. The reduction was primarily driven by lower spending on outside services in research and development (R&D) and the completion of a Defense Advanced Research Projects Agency (DARPA) contract milestone in the second quarter of 2010. The second quarter 2010 results included non-cash items of $2.3 million for depreciation and amortization and $1.3 million related to stock compensation expense.
Driven by the recent introduction of the Cray XE6 supercomputer and consistent with expectations for revenue concentration late in the year, revenue for the six-month period ending June 30, 2010 was $57.1 million compared with $137.2 million in the prior year period. For the first half of the year, total operating expenses were $35.9 million compared to $45.4 million in the prior year period. Net loss was ($18.2 million) or ($0.53) per share for the first half of 2010 compared to a net loss of ($1.5 million) or ($0.04) per share in the prior year period. The first half of 2010 results included non-cash items of $4.5 million for depreciation and amortization and $2.5 million related to stock compensation expense.
As of June 30, 2010, cash balances totaled $85.3 million.
“I remain very excited about our 2010 prospects, led by a number of significant wins and continued strength in custom engineering,” said Peter Ungaro, president and CEO of Cray. “We also just achieved a major milestone as we are now shipping our groundbreaking Cray XE6 supercomputers, many to new customers, and are in the midst of one of the largest production ramps in our history. In fact, in a five month period this year, we expect to ship over six-times more compute power than we did in all of 2009, demonstrating our strong competitive position and the advantage of Cray’s tightly-integrated architecture. While we still have a lot of work left to do, I’m confident we are on track to deliver a strong year.”

Outlook
A wide range of results remains possible for 2010. Many variables may impact our results, but one significant item is the timing of customer acceptances of our supercomputers.
Assuming successful Cray XE6 customer acceptances in 2010 as currently planned, we continue to anticipate revenue in the range of $305 to $325 million for 2010, with the vast majority being recognized in the fourth quarter. Gross margins for 2010 are expected to be in the low to mid-30 percent range. Operating expenses are expected to be lower in 2010 than in 2009, driven primarily by lower outside services and higher anticipated R&D co-funding credits. Based on this outlook, we expect to be profitable for 2010.
We expect to use cash in 2010, with a decline in the third quarter as inventory continues to build to support the Cray XE6 product release.
For 2011, Cray expects its revenue to continue to grow and to be profitable, although actual results for any future period are subject to large fluctuations given the nature of Cray’s business.
Recent Highlights
•	In July, Cray announced it had begun shipping multi-cabinet Cray XE6 supercomputers to customers. Launched in May 2010, the new system combines the company’s new Gemini system interconnect with powerful AMD Opteron processors and is designed to bring production petascale computing to a new and expanded base of high performance computing users. The Cray XE6 supercomputer features system enhancements such as an improved network performance and resiliency, a mature and scalable software environment, and the ability to run a broad array of independent software vendor applications with the third version of our Cray Linux Environment.
•	In June, Cray completed a development milestone related to its DARPA contract. The $12.0 million milestone represented an offset to gross R&D expense in the second quarter.
•	In June, Cray announced that Sweden’s Royal Institute of Technology had ordered a Cray XT6m supercomputer. The new system will support scientists in a wide range of disciplines, including computational chemistry, bioinformatics, molecular dynamics, computational fluid dynamics and other areas.
•	In May, Cray announced it had received a contract from the U.S. Department of Energy to provide the National Oceanic and Atmospheric Administration and the Oak Ridge National Laboratory with a next-generation Cray supercomputer. Once completed, this system will be the world’s most powerful supercomputer dedicated to climate research. Consisting of products and services, the multi-year, multi-phase contract is valued at $47 million.

•	Cray signed a number of custom engineering contracts in the second quarter, including research in areas addressing future system technologies and system resiliency as well as contracts for data management solutions.
Conference Call Information
Cray will host a conference call today, Thursday, August 5, 2010 at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss 2010 second quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-762-9441. International callers should dial 1-480-629-9675. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers dial 1-303-590-3030, and entering the access code 4340268. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. PDT on Thursday, August 5, 2010.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results and its product development plans, including our ability to deliver additional Cray XE6 systems over the coming months and obtain revenue and cash from these and other Cray XE6 and Cray XT6 sales. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that customer acceptances on Cray XE6 or Cray XT6 systems are not received when expected or at all, the risk that Cray XE6 or Cray XT6 systems do not perform as expected or as required by customers, the risk that we are unable to successfully manufacture what for us would be an extremely large number of system cabinets in a relatively short period of time, the risk that the Company is not able to adequately resolve or mitigate potential Cray XE6 or Cray XT6 product issues known now or that are discovered later, the risk that Cray is not able to achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that Cray will not be successful in growing revenue from its strategic initiatives, particularly custom engineering and such other risks as identified in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2010, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.
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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XE6, Cray XT6, Cray XT6m and Cray Linux Environment are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

REVENUE:
Product	$9,253	$42,101	$18,318	$101,563
Service	19,480	20,643	38,803	35,662

Total revenue	28,733	62,744	57,121	137,225

COST OF REVENUE:
Cost of product revenue	4,587	22,263	12,593	68,597
Cost of service revenue	12,828	11,952	26,576	22,228

Total cost of revenue	17,415	34,215	39,169	90,825

Gross profit	11,318	28,529	17,952	46,400

OPERATING EXPENSES:
Research and development, net	7,044	13,710	14,738	24,925
Sales and marketing	6,572	6,341	12,836	12,404
General and administrative	4,018	3,901	8,305	8,047

Total operating expenses	17,634	23,952	35,879	45,376

Income (loss) from operations	(6,316)	4,577	(17,927)	1,024
Other income (expense), net	(148)	(737)	(51)	(1,491)
Interest income (expense), net	22	(351)	39	(884)

Income (loss) before income taxes	(6,442)	3,489	(17,939)	(1,351)
Income tax expense	(196)	(69)	(296)	(117)

Net income (loss)	$(6,638)	$3,420	$(18,235)	$(1,468)

Diluted net income (loss) per common share	$(0.19)	$0.10	$(0.53)	$(0.04)

Diluted weighted average shares outstanding	34,246	33,965	34,101	33,390

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	June 30,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$80,039	$105,018
Restricted cash	5,212	5,161
Short term investments, available-for-sale	—	2,999
Accounts and other receivables, net	37,695	38,207
Inventory	110,554	29,011
Prepaid expenses and other current assets	9,327	5,514

Total current assets	242,827	185,910

Property and equipment, net	20,856	19,809
Service inventory, net	1,529	1,719
Deferred tax assets	2,684	2,661
Other non-current assets	12,707	13,561

TOTAL ASSETS	$280,603	$223,660

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,870	$18,783
Accrued payroll and related expenses	11,995	16,219
Other accrued liabilities	5,963	9,735
Deferred revenue	75,915	42,414

Total current liabilities	158,743	87,151

Long-term deferred revenue	8,406	9,627
Other non-current liabilities	2,413	2,719

TOTAL LIABILITIES	169,562	99,497

Shareholders’ equity:
Common stock and additional paid-in capital	555,511	551,220
Accumulated other comprehensive income	6,970	6,148
Accumulated deficit	(451,440)	(433,205)

TOTAL SHAREHOLDERS’ EQUITY	111,041	124,163

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$280,603	$223,660